Proxy Results

The proposals and approval status:

Proposal 1. Election of a Board of Trustees. (All funds)
The purpose of this proposal was to elect four new members as well as the currently serving members of the Board of Trustees of the Colonial Mutual Funds.

Result: Approved.

Proposal 2. Amend Fundamental Investment Policies Regarding
Borrowing and Lending. (All funds except Colonial Municipal
Money Market Fund, LFC Utilities Trust and Colonial Money
Market Fund)

This proposal allowed for the establishment of an interfund lending program for all of the Colonial Mutual Funds. This program will permit a Colonial Mutual Fund to borrow money from another Colonial Mutual Fund as needed to satisfy redemption requests. In addition, the program will allow a Colonial Mutual Fund to lend money to another Colonial
Mutual Fund to meet its temporary borrowing needs.

Result: Approved (with the exception of Colonial Small Cap
Value Fund, Newport Japan Opportunities Fund, Newport Tiger
Cub Fund and Newport Greater China Fund). The shareholder meetings have been adjourned until November 13, 1998 to allow shareholders of the above mentioned funds additional time to consider and vote on this matter.

Proposal 3. Reclassify a Fundamental Investment Policy Regarding the Purchase of Illiquid Securities. (Colonial High Yield Securities Fund, Colonial Income Fund, Colonial Intermediate U.S. Government Fund, The Colonial Fund, Colonial Federal Securities Fund, Colonial Global Equity Fund, Colonial International Horizons Fund, Colonial Tax-Exempt Fund, Colonial Tax-Exempt Insured Fund, Colonial High Yield Municipal Fund, Newport Japan Opportunities Fund, Newport Tiger Cub Fund, Newport Greater China Fund and Colonial Utilities Fund)

The proposal requested a reclassification of a fundamental investment policy regarding illiquid securities to a non-fundamental policy.

Result: Approved (with the exception of Newport Japan
Opportunities Fund, Newport Tiger Cub Fund and Newport
Greater China Fund).

The shareholder meetings have been adjourned until November
13, 1998 to allow shareholders of the above mentioned funds additional time to consider and vote on this matter.

Proposal 4. Amend a Fundamental Investment Policy Regarding Diversification. (Colonial California Tax-Exempt Fund)
This proposal amended a fundamental investment policy concerning diversification to change the Colonial California Tax-Exempt Fund from a diversified fund to a non-diversified fund.

Result: Approved.

Proposal 5. Approve Policies for a Master Fund/Feeder Fund
Structure. (All funds except Colonial Global Utilities Fund,
Colonial Municipal Money Market Fund, LFC Utilities Trust and Colonial Money Market Fund)

This proposal allowed for the conversion of a Colonial
Mutual Fund to a master fund/feeder fund structure, provided that the Board of Trustees believes the conversion is in the Fund's best interest.

Result: Approved (with the exception of Colonial Small Cap
Value Fund, Newport Japan Opportunities Fund, Newport Tiger
Cub Fund and Newport Greater China Fund).
The shareholder meetings have been adjourned until November
13, 1998 to allow shareholders of the above mentioned fund additional time to consider and vote on this matter.

Proposal 6. Approve Changes to Investment Policies.
(Newport Tiger Fund)

Approval of this proposal results in changes to the fundamental investment policies. The Trustees believe that by minimizing the number of policies that can be changed only by shareholder vote, the Trustees and the Fund will have greater flexibility to modify Fund policies, as appropriate, in response to changing markets and in light of new investment opportunities and instruments.

Result: Approved.

Proposal 7. Amend and Restate the Agreement and Declaration of Trust.
(Newport Tiger Fund)

This proposal amended and restated the Trust's Agreement and Declaration of Trust to maintain conformity among the organizational documents for the funds in the Colonial
Mutual funds family. The changes are not expected to have any material effects on the operation or portfolio management of the Fund.

Result: Approved.